Exhibit 2.41

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE,

DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE

CERTIFICATE OF AMENDMENT OF “METATRON, INC.”, FILED IN THIS OFFICE ON

THE SIXTEENTH DAY OF FEBRUARY, A.D. 2018, AT 5:24 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT

COUNTY RECORDER OF DEEDS.

3318552 8100	Authentication: 202174537
SR# 20181082891	Date: 02-19-18

You may verify this certificate online at corp.delaware.gov/authver.shtml

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State of Delaware
Secretary of State
Division of Corporations
Delivered 05:24 PM 02/16/2018
FILED 05:24 PM 02/16/2018
SR 20181082891 • File Number 3318552

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION

OF

METATRON, INC.

Metatron, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

'This Certificate of Amendment (the "Certificate of Amendment") amends the provisions of the Corporation's Certificate of Incorporation, as amended (the "Certificate of Incorporation").

1.	Article FOURTH of the Certificate of Incorporation is hereby amended by deleting it in its entirety and substituting therefor:

"FOURTH. The Corporation shall be authorized to issue a total of 6,001,000,000 shares, consisting of (a) 6,000,000,000 shares of Common Stock, par value $0.00001 per share ("Common Stock"), and (b) 1,000,000 shares of "blank check" preferred stock, par value $0.00001 per share (the "Preferred Stock"). The board of directors of the Corporation is authorized, subject to any limitation prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualification, limitation, or restrictions thereof.

Effective at 11:59 p.m., Eastern time, on March 1, 2018 (the "Effective Time"), every fifty-seven (57) shares of Common Stock of the Corporation issued and outstanding or held as treasury shares shall thereupon, without any action on the part of the holder thereof or the Corporation, be reclassified and combined into one (1) share of validly issued, fully paid and non-assessable share of Common Stock having a par value of $0.00001 per share, subject to the treatment of fractional share interests as described below (the "Reverse Stock Split"). Any fractional shares of Common Stock resulting from the Reverse Stock Split shall be rounded up to the next whole share."

2.	All other provisions of the Certificate of Incorporation remain unchanged.

This Amendment to the Certificate of Incorporation was approved by written consent of the Board of Directors and the stockholders of the Corporation effective February 16, 2018, pursuant to the requirements of Sections 228 and 242 of the Delaware General Corporation Law.

(Signature appears on the following page)

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be duly executed by its authorized officer as of the 16th day of February, 2018.

METATRON APPS, INC.

By:	/s/ Ralph Riehl
Name: Ralph Riehl Title: President and Chief Executive Officer

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